Exhibit 99.1

Contact: Melvin Wesley, III Chief Financial Officer comScore, Inc. (703) 438-2305 mwesley@comscore.com

comScore, Inc. Delays Filing of Annual Report on Form 10-K

Company Postpones Previously-Announced Investor Day Pending Completion of Internal Review

RESTON, VA - March 7, 2016 - comScore, Inc. (NASDAQ: SCOR) announced that it is delaying the filing of its Annual Report on Form 10-K for the year ended December 31, 2015.

On February 19, 2016, the Audit Committee of comScore’s Board of Directors received a message regarding certain potential accounting matters. In response, the Audit Committee immediately commenced a review of the matters with the assistance of independent counsel and advisors. On February 29, 2016, comScore filed a Form 12b-25, Notification of Late Filing, with regard to the foregoing with the Securities and Exchange Commission. At the time of that filing, comScore expected that it would be able to file its Annual Report on Form 10-K within the 15-day extension period provided by the form.

comScore’s Audit Committee continues to work vigorously with its independent counsel and advisors to complete its internal review as soon as possible. On March 5, 2016, however, the Audit Committee advised comScore’s Board of Directors that it did not expect to finalize its review before March 15, 2016. As a result, comScore has not finalized its financial statements pending completion of the review, and it is not in a position to file its Form 10-K until after the Audit Committee completes its review and comScore’s independent public accountants assess the conclusions of the Audit Committee in connection with their audit of comScore’s annual financial statements to be included in its Form 10-K. On March 7, 2016, comScore amended its Form 12b-25, Notification of Late Filing, to indicate it would not file the Form 10-K prior to the extended deadline of March 15, 2016. comScore does not expect to make further comment regarding its Audit Committee’s review until its conclusion.

Given the ongoing internal review by its Audit Committee, comScore announced it is postponing its Investor Day, previously scheduled for March 16, 2016, until such review is concluded and comScore has filed its Form 10-K.

comScore’s Board of Directors also determined on March 5, 2016 out of an abundance of caution to suspend the company’s previously announced share repurchase program. This will be reevaluated following the completion of the internal review and the filing of comScore’s Form 10-K.

About comScore

comScore (NASDAQ: SCOR) is the cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016 to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including, without limitation, comScore’s expectations as to the timing and outcome of the internal review and the filing of the Annual Report on Form 10-K for the year ended December 31, 2015, and the timing and likelihood that the share purchase program will resume. These statements involve risks and uncertainties that could cause comScore’s actual results to differ materially, including, but not limited to: the discovery of additional information relevant to the internal review; the conclusions of comScore’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal review; the timing of the review by, and the conclusions of, comScore’s independent registered public accounting firm regarding the internal review and comScore’s financial statements; the risk that the completion and filing of the Annual Report on Form 10-K will take longer than expected; and the risk that comScore will be unable to timely or ever resume the share repurchase plan.

For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and other filings comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site ( http://www.sec.gov ).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.